Exhibit 5.1

John H. Sellers

+1 650 843 5070

jsellers@cooley.com

August 5, 2019

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

Ladies and Gentlemen:

We have acted as counsel to NeoPhotonics Corporation, a Delaware corporation (the “Company”) in connection with the offering of 103,734 shares of the Company’s common stock, $0.0025 par value (the “Initial Shares”) and additional shares of Common Stock having aggregate sale proceeds of up to $4,500,000, up to a maximum of 9,476,790 shares of Common Stock (together with the Initial Shares, the “Shares”), pursuant the Registration Statement on Form S-3 No. 333-213967 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Shares to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together with the Base Prospectus, the “Prospectus”).  The Company has requested our opinion in connection with certain related matters.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect and (d) the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the reference to our firm under the caption “Validity of Common Stock” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission for incorporation by reference in the Registration Statement.

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Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
t: (650) 843-5000  f: (650) 849-7400  cooley.com

NeoPhotonics Corporation

August 5, 2019

Page Two

Very truly yours,

COOLEY LLP

By:	/s/ John H. Sellers
John H. Sellers

Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
t: (650) 843-5000  f: (650) 849-7400  cooley.com